John H. Lively
The Law Offices of John H. Lively & Associates, Inc.
A Member Firm of The 1940 Act Law GroupTM
2041 West 141st Terrace, Suite 119
Leawood, KS  66224
Phone: 913.660.0778   Fax: 913.660.9157
 john.lively@1940actlawgroup.com

December 29, 2011

Monteagle Funds
209 Tenth Avenue South, Suite 332
Nashville, Tennessee 37203

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Other Fund Service Providers” in the Statement of Additional Information for the Monteagle Funds (the “Trust”), which is included in Post-Effective Amendment No. 40 to  the Registration Statement under the Securities Act of 1933, as amended (No. 333-41461), and Amendment No. 43 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-08529), on Form N-1A of the Trust.

Sincerely,

/s/ John H. Lively
The Law Offices of John H. Lively & Associates, Inc.